Exhibit 10.27

2018 EMPLOYMENT AGREEMENT

(Celia Catlett)

THIS 2018 EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the date of execution by both parties by and between TEXAS ROADHOUSE MANAGEMENT CORP., a Kentucky corporation (the “Company”), and CELIA CATLETT, a resident of the Commonwealth of Kentucky (“Executive”).

RECITALS

A.        Executive is currently employed as the General Counsel and Corporate Secretary of Texas Roadhouse, Inc. pursuant to an Employment Agreement dated January 8,  2015 (the “Existing Employment Agreement”).

B.         Executive and the Company each desire to replace the Existing Employment Agreement with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.         Effective Date. The terms and conditions of Executive’s employment hereunder shall become effective January 8, 2018 (the “Effective Date”).

2.         Employment. Subject to all the terms and conditions of this Agreement, Executive’s period of employment under this Agreement shall be the period commencing on the Effective Date and ending on January 7, 2021 (the “Third Anniversary Date”), which term, unless otherwise agreed to by the parties, shall be extended on the Third Anniversary Date and on each anniversary of that date thereafter, for a period of one year thereafter (which term together with any such extensions, if any, shall be hereinafter defined as the “Term”), unless Executive’s employment terminates earlier in accordance with Section 9 hereof.  Thereafter, if Executive continues in the employ of the Company, the employment relationship shall be at will, terminable by either Executive or the Company at any time and for any reason, with or without cause, and subject to such terms and conditions established by the Company from time to time.

3.         Position and Duties.

(a)        Employment with the Company. While Executive is employed by the Company during the Term, Executive shall be employed as the General Counsel and Corporate Secretary of Texas Roadhouse, Inc., and such other titles as the Company may designate, and shall perform such duties and responsibilities as the Company shall assign to her from time to time, including duties and responsibilities relating to Texas Roadhouse, Inc.’s wholly-owned and partially owned subsidiaries and other affiliates.

(b)        Performance of Duties and Responsibilities. Executive shall serve the Company faithfully and to the best of her ability and shall devote her full working time, attention and efforts to the business of the Company during her employment with the Company hereunder.  While Executive is employed by the Company during the Term, Executive shall report to the President and to the Chairman, Chief Executive Officer or to such other person as designated by the Board of Directors of Texas Roadhouse, Inc. (the “Board”).  Executive hereby represents and confirms that she is under no contractual or legal commitments that would prevent her from fulfilling her duties and responsibilities as set forth in this Agreement. During her employment with the Company, Executive shall not accept other employment or engage in other material business activity, except as approved in writing by the Board.  Executive may participate in charitable activities and personal investment activities to a reasonable extent, and she may serve as a director of business organizations as approved by the Board, so long as such activities and directorships do not interfere with the performance of her duties and responsibilities hereunder.

4.         Compensation.

(a)        Base Salary. While Executive is employed by the Company during the Term, the Company shall pay to Executive a base salary at the rate of Three Hundred Fifteen Thousand and 00/100 Dollars ($315,000.00) for the first and second years of the Term and Three Hundred Twenty-five Thousand and 00/100 Dollars ($325,000.00) for the third year of the Term.  Base salary will be subject to deductions and withholdings and shall be paid in accordance with the Company’s normal payroll policies and procedures.  If Executive’s employment is extended beyond the Third Anniversary Date as provided in Section 2, then on or after the Third Anniversary Date, and annually thereafter, Executive’s base salary may be reviewed by the Compensation Committee of the Board to determine whether it should be adjusted.

(b)        Incentive Bonus. Commencing with the Company’s 2018 fiscal year and for each full fiscal year thereafter that Executive is employed by the Company during the Term, Executive shall be eligible for an annual incentive bonus, to be paid annually, based upon achievement of defined goals established by the Compensation Committee of the Board and in accordance with the terms of any incentive plan of the Company in effect from time to time (the “Incentive Bonus”).

(i)         The level of achievement of the objectives each fiscal year and the amount payable as Incentive Bonus shall be determined in good faith by the Compensation Committee of the Board. Any Incentive Bonus earned for a fiscal year shall be paid to Executive in a single lump sum on or before the date that is 2 ½ months following the last day of such fiscal year.

(ii)        Subject to the achievement of the goals established by the Compensation Committee, as determined by the Compensation Committee,  for each fiscal year of this Agreement,  Executive shall be eligible for an annual target incentive bonus of One Hundred Eighty-five Thousand and 00/100 Dollars ($185,000.00) for the first year of the Term and Two Hundred Thousand and 00/100 Dollars for the second and third years of the Term.  If the Executive’s employment is extended beyond the Third Anniversary Date as provided in Section 2, then on or after the Third Anniversary Date, and annually thereafter, the Executive’s annual target incentive bonus may be reviewed by the Compensation Committee of the Board to determine whether it should be adjusted.

(c)        Stock Awards.

(i)         Service Stock Award.  Pursuant to Section 6  of the Texas Roadhouse, Inc. 2013 Long Term Incentive Plan (the “Equity Incentive Plan”) in place on the Effective Date, Executive shall be granted a stock bonus award whereby Executive has the conditional right to receive upon vesting 10,000 shares of the common stock of Texas Roadhouse, Inc. (the “Service Stock Award”), provided this Agreement has been fully executed by both Executive and the Company.  If this Agreement has not been fully executed by the Effective Date, the Service Stock Award shall be granted to Executive on the date it is fully executed.  If this Agreement is executed by both parties on or prior to the Effective Date, the Service Stock Award shall be granted to Executive on the date it is fully executed.

If the Service Stock Award has been granted on or prior to the Effective Date, it shall vest on January 8, 2019.  If the Service Stock Award has been granted after the Effective Date, it shall vest on the first anniversary date of the grant.  It shall be a condition of vesting that Executive continues to provide services to Company as of the date of vesting, as provided in the Equity Incentive Plan.

Executive may be granted additional Service Stock Awards for the second and third years of the Term upon the recommendation of the Compensation Committee in amounts and upon terms and conditions to be established by the Compensation Committee.

If Executive’s employment is extended beyond the Third Anniversary Date as provided in Section 2, then on or after the Third Anniversary Date, and annually thereafter, Executive’s Service Stock Award may be reviewed by the Compensation Committee to determine whether it should be adjusted.

(ii)        Retention Stock Award.  Executive shall also be granted a stock bonus award whereby Executive has the conditional right to receive upon vesting 10,000 shares of the common stock of Texas Roadhouse, Inc. (the “Retention Stock Award”), provided this Agreement has been fully executed by both Executive and the Company.  If this Agreement has not been fully executed on or prior to the Effective Date, the Retention Stock Award shall be granted to Executive on the date it is fully executed.

If this Agreement is fully executed on or prior to the Effective Date, the Retention Stock Award shall be granted to Executive on the Effective Date.

The Retention Stock Award shall vest on January 8, 2021 provided Executive continues to provide services to the Company as of the date of vesting, as provided in the Equity Incentive Plan.

(iii)      If Executive’s employment is terminated by the Company without Cause (as defined below) following a Change in Control (as defined below) and before the end of the Term of this Agreement, or if Executive’s employment is terminated by Executive for Good Reason (as defined below) within 12 months following a Change in Control and before the end of the Term, or prior to a Change of Control at the direction of a person who has entered into an agreement with the Company, the consummation of which will constitute a Change of Control, and contingent upon Executive’s execution of a full release of claims in the manner set forth in Section 10(h), all options or stock awards granted under any stock option and stock incentive plans of the Company that are outstanding as of the date of termination shall become immediately vested, and in the case of stock options, shall immediately become exercisable in full and shall remain exercisable until the earlier of (A) two years after termination of Executive’s employment by the Company or (B) the option expiration date as set forth in the applicable option agreement.  In addition, if Executive’s employment is terminated under the circumstances described in this Section 4(c)(iii) and if Executive has not been granted a Service Stock Award for either or both of the second or third years of the Term, Executive shall be issued 10,000 shares of the common stock of Texas Roadhouse, Inc. for the year or years for which a Service Stock Award was not previously granted, which shares are immediately vested on the Termination Date (as defined below).

(iv)       A “Change of Control” shall mean that one of the following events has taken place at any time during the Term:

(A)       The shareholders of the Company approve one of the following:

(I)        Any merger or statutory plan of exchange involving the Company (“Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock, $0.001 par value (“Common Stock”) would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Common Stock immediately prior to the Merger have substantially the same proportionate ownership of common stock of the surviving corporation after the Merger; or

(II)       Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the adoption of any plan or proposal for the liquidation or dissolution;

(B)       During any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period;

(C)       A tender or exchange offer, other than one made by:

(I)        the Company, or by

(II)       W. Kent Taylor or any corporation, limited liability company, partnership, or other entity in which W. Kent Taylor (x) owns a direct or indirect ownership of 50% or more or (y) controls 50% or more of the voting power (collectively, the “Taylor Parties”)

is made for the Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities representing in excess of the greater of (a) at least 20 percent of the voting power of outstanding securities of the Company or (b) the percentage of the voting power of the outstanding securities of the Company collectively held by all of the Taylor Parties; or

(D)       Any person other than a Taylor Party becomes the beneficial owner of securities representing in excess of the greater of (i) 20 percent of the aggregate voting power of the outstanding securities of the Company as disclosed in a report on Schedule 13D of the Exchange Act or (ii) the percentage of the voting power of the outstanding securities of the Company collectively held by all of the Taylor Parties.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of the Company.

For purposes of this Section 4(c)(iv), the term “Company” shall mean Texas Roadhouse, Inc.

(v)        A termination by Executive for “Good Reason” shall mean a termination based on:

(A)       the assignment to Executive of a different title or job responsibilities that result in a substantial decrease in the level of responsibility from those in effect immediately prior to the Change of Control;

(B)       a reduction by the Company or the surviving company in Executive’s base pay as in effect immediately prior to the Change of Control;

(C)       a significant reduction by the Company or the surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control;

(D)       the requirement by the Company or the surviving company that Executive be based more than 50 miles from where Executive’s office is located immediately prior to the Change of Control, except for required travel on company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company prior to the Change of Control; or

(E)       the failure by the Company to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (“Successor”) the assent to this Agreement contemplated by Section 13(g) hereof;

which is not cured within 30 days after Executive has delivered written notice of such condition to the Employer.  In each case, Executive must give the Company notice of the condition within 90 days of the initial existence of the condition, and the separation from service must occur within a period of time not to exceed two years (or such shorter period as provided herein) following the initial existence of one or more of the conditions set forth above, or any termination will not be considered to be for Good Reason.

(d)        Benefits. While Executive is employed by the Company during the Term, Executive shall be entitled to participate in all employee benefit plans and programs of the Company that are available to employees generally to the extent that Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(e)        Expenses. While Executive is employed by the Company during the Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by her in the performance of her duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation. Any reimbursements made under this Section 4(e) will be paid on or before the last day of Executive’s taxable year following the taxable year in which the expense is incurred.

(f)        Vacations and Holidays.  Executive shall be entitled to be absent from her duties for the Company by reason of vacation each fiscal year in accordance with the Company’s then-current policies in effect during the term.  Executive’s vacation time each fiscal year will accrue in accordance with the Company’s normal policies and procedures.  Executive shall coordinate her vacation schedule with the Company so as not to impose an undue burden on the Company.  In addition, Executive shall be entitled to such national and religious holidays as the Company shall approve for all of its employees from time to time.

(g)        Clawback Provisions.  Notwithstanding any other provision in this Agreement to the contrary, any incentive based compensation, or any other compensation, paid or payable to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Company adopted pursuant to any such law, government, regulation, order or stock exchange listing requirement).  Executive specifically authorizes the Company to withhold from her future wages any amounts that may become due under this provision.  Notwithstanding the foregoing, Executive’s authorization to withhold amounts from future wages that may become due under this provision does not apply and is specifically rescinded in the event of a Change in Control.  This section 4(g) shall survive the termination of this Agreement for a period of three (3) years.

5.         Affiliated Entities. As used in this Agreement, “Company” shall include the Company, Texas Roadhouse, Inc. and each corporation, limited liability company, partnership, or other entity that is controlled by Texas Roadhouse, Inc., or is under common control with the Texas Roadhouse, Inc. (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

6.         Confidential Information; Non-Disparagement.

(a)        Except as required in the performance of Executive’s duties as an employee of the Company or as authorized in writing by the Board, Executive shall not, either during Executive’s employment with the Company or at any time thereafter, use, disclose or make accessible to any person any confidential information for any purpose. “Confidential Information” means information proprietary to the Company or its suppliers or prospective suppliers and not generally known (including trade secret information) about the Company’s suppliers, products, services, personnel, customers, recipes, pricing, sales strategies, technology, computer software code, methods, processes, designs, research, development systems, techniques, finances, accounting, purchasing, and plans. All information disclosed to Executive or to which Executive obtains access, whether originated by Executive or by others, during the period of Executive’s employment by the Company (whether before, during, or after the Term), shall be presumed to be Confidential Information if it is treated by the Company as being Confidential Information or if Executive has a reasonable basis to believe it to be Confidential Information. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During Executive’s employment with the Company, Executive shall refrain from committing any acts that would materially reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, or (ii) is required to be disclosed by law or legal process, other than as a direct or indirect result of the breach of this Agreement by Executive.  Executive acknowledges that the obligations imposed by this Section 6 are in addition to, and not in place of, any obligations imposed by applicable statutory or common law, and that nothing in this Section 6 prohibits Executive from reporting violations of the law to a governmental agency or entity.

(b)        Executive shall not at any time during the Term and during the Restricted Period (as defined below), or after the Term disparage the Company, any of its affiliates and any of their respective officers and directors, and shall not, without the prior written consent of the Company, disclose any information she may have learned during employment with the Company, including, but not limited to, any personal or financial information about an officer or director or his or her family member(s).

7.         Noncompetition Covenant.

(a)        Agreement Not to Compete. During Executive’s employment with the Company (whether before, during, or after the Term) and during the Restricted Period, Executive shall not, directly or indirectly, on her own behalf or on behalf of any person or entity other than the Company, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, engage in any business that is directly competitive with the business of the Company, including without limitation any business that operates one or more full-service, casual dining steakhouse restaurants, within the 50 United States or any foreign country in which the Company or its franchisees or its joint venture partners is operating or in which Executive knows the Company or its franchisees or its joint venture partners contemplates commencing operations during the Restricted Period.  The provisions of this Section 7(a) shall also apply to any business which is directly competitive with any other business which the Company acquires or develops during Executive’s employment with the Company.

(b)        Agreement Not to Hire. Except as required in the performance of Executive’s duties as an employee of the Company, during Executive’s employment with the Company (whether before, during, or after the Term) and during the Restricted Period,

Executive shall not, directly or indirectly, hire, engage or solicit or induce or attempt to induce to cease working for the Company, any person who is then an employee of the Company or who was an employee of the Company during the six (6) month period immediately preceding Executive’s termination of employment with the Company.

(c)        Agreement Not to Solicit. Except as required in the performance of Executive’s duties as an employee of the Company, during Executive’s employment with the Company (whether before, during, or after the Term) and during the Restricted Period, Executive shall not, directly or indirectly, solicit, request, advise, induce or attempt to induce any vendor, supplier or other business contact of the Company to cancel, curtail, cease doing business with, or otherwise adversely change its relationship with the Company.

(d)       Restricted Period.  “Restricted Period” hereunder means the period commencing on the last day of Executive’s employment with the Company and ending on the date that is two years following the last day of the Term.

(i)         In the event Executive’s employment is terminated by the Company without Cause following a Change in Control as defined in this Agreement, and before the end of the Term of this Agreement, the Restricted Period will begin on the last day of Executive’s employment with the Company and end on the date the last payment of the current base salary is made to Executive pursuant to paragraph 10(c).

(e)        Acknowledgment. Executive hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Executive violates any provision of this Section 7, the Company shall be entitled to an injunction, in addition to all the other remedies it may have, restraining Executive from violating or continuing to violate such provision.

(f)        Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 7 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 7 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

(g)       Permitted Equity Ownership. Ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7.

8.         Intellectual Property.

(a)        Disclosure and Assignment. As of the Effective Date, Executive hereby transfers and assigns to the Company (or its designee) all right, title, and interest of Executive in and to every idea, concept, invention, and improvement (whether patented, patentable or not) conceived or reduced to practice by Executive whether solely or in collaboration with others while she is employed by the Company, and all copyrighted or copyrightable matter created by Executive whether solely or in collaboration with others while she is employed by the Company that relates to the Company’s business (collectively, “Creations”). Executive shall communicate promptly and disclose to the Company, in such form as the Company may request, all information, details, and data pertaining to each Creation. Every copyrightable Creation, regardless of whether copyright protection is sought or preserved by the Company, shall be a “work made for hire” as defined in 17 U.S.C. § 101, and the Company shall own all rights in and to such matter throughout the world, without the payment of any royalty or other consideration to Executive or anyone claiming through Executive.

(b)        Trademarks. All right, title, and interest in and to any and all trademarks, trade names, service marks, and logos adopted, used, or considered for use by the Company during Executive’s employment (whether or not developed by Executive) to identify the Company’s business or other goods or services (collectively, the “Marks”), together with the goodwill appurtenant thereto, and all other materials, ideas, or other property conceived, created, developed, adopted, or improved by Executive solely or jointly during Executive’s employment by the Company and relating to its business shall be owned exclusively by the Company. Executive shall not have, and will not claim to have, any right, title, or interest of any kind in or to the Marks or such other property.

(c)        Documentation. Executive shall execute and deliver to the Company such formal transfers and assignments and such other documents as the Company may request to permit the Company (or its designee) to file and prosecute such registration applications and other documents it deems useful to protect or enforce its rights hereunder. Any idea, invention, copyrightable matter, or other property relating to the Company’s business and disclosed by Executive prior to the first anniversary of the effective date of Executive’s termination of employment shall be deemed to be governed by the terms of this Section 8 unless proven by Executive to have been first conceived and made after such termination date.

(d)        Non-Applicability. Executive is hereby notified that this Section 8 does not apply to any invention for which no equipment, supplies, facility, Confidential Information, or other trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates (A) directly to the business of the Company or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company.

9.         Termination of Employment.

(a)        Executive’s employment with the Company shall terminate immediately upon:

(i)         Executive’s receipt of written notice from the Company of the termination of her employment;

(ii)        the Company’s receipt of Executive’s written or oral resignation from the Company;

(iii)       Executive’s Disability (as defined below); or

(iv)       Executive’s death.

(b)       The date upon which Executive’s termination of employment with the Company occurs shall be the “Termination Date.”

Provided that, for purposes of the timing of payments triggered by the Termination Date under Section 10, the Termination Date shall not be considered to have occurred until the date Executive and the Company reasonably anticipate that (i) Executive will not perform any further services for the Company or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Internal Revenue Code (but substituting 50% for 80% in the application thereof) (the “Employer Group”), or (ii) the level of bona fide services Executive will perform for the Employer Group after that date will permanently decrease to less than 20% of the average level of bona fide services performed over the previous 36 months (or if shorter over the duration of service).   For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the board of directors of an Employer Group entity is not counted unless termination benefits under this Employment Agreement are aggregated with benefits under any other Employer Group plan or agreement in which Executive also participates as a director.  Executive will not be treated as having a termination of her employment while she is on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which Executive has a reemployment right under statute or contract.  If a bona fide leave of absence extends beyond six months, Executive’s employment will be considered to terminate on the first day after the end of such six month period, or on the day after Executive’s statutory or contractual reemployment right lapses, if later.  The Company will determine when Executive’s Termination Date occurs based on all relevant facts and circumstances, in accordance with Treasury Regulation Section 1.409A-1(h).

10.       Payments upon Termination of Employment.

(a)       If Executive’s employment with the Company is terminated by reason of:

(i)         Executive’s abandonment of her employment or Executive’s resignation for any reason (whether or not such resignation is set forth in writing or otherwise communicated to the Company);

(ii)        termination of Executive’s employment by the Company for Cause (as defined below); or

(iii)       termination of Executive’s employment by the Company without Cause following expiration of the Term;

the Company shall pay to Executive her then-current base salary through the Termination Date.

(b)       Except in the case of a Change in Control, which is governed by Section 10(c) below, if  Executive’s employment with the Company is terminated by the Company pursuant to Section 9(a)(i) effective prior to the expiration of the Term for any reason other than for Cause (as defined below), then the Company shall pay to Executive, subject to Section 10(h) of this Agreement:

(i)         her then-current base salary through the Termination Date;

(ii)        any earned and unpaid annual Incentive Bonus for the fiscal year immediately preceding the Termination Date and any annual Incentive Bonus earned on a prorated basis through the Termination Date, payable after the actual amount of Incentive Bonus is calculated but not later than the date that is 2 ½ months following the last day of the applicable fiscal year;

(iii)       the amount of her then current base salary that Executive would have received from the Termination Date through the date that is 180 days following such Termination Date; and

(iv)       $92,500.00 with respect to the first year of the Term and $100,000 with respect to the second and third years of the Term.

Any amount payable to Executive pursuant to Section 10(b)(iii) shall be subject to deductions and withholdings and shall be paid to Executive by the Company in the same periodic installments in accordance with the Company’s regular payroll practices commencing on the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law; provided, however, that at the option of the Compensation Committee and if in compliance with Code Section 409A, amounts payable pursuant to Section 10(b)(iii) may be paid in a lump sum.  Any amount payable to Executive pursuant to Section 10(b)(ii) shall be paid to Executive by the Company in the same manner and at the same time that Incentive Bonus payments are made to current named executive officers of Texas Roadhouse, Inc., as that term is applied by Texas Roadhouse, Inc. in accordance with the rules and regulations of the U.S. Securities and

Exchange Commission (the “Named Executive Officers”), but no earlier than the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law.  Any amount payable to Executive pursuant to Section 10(b)(iv) shall be paid in a lump sum.

(c)       If Executive’s employment is terminated by the Company without Cause following a Change in Control as defined in this Agreement and before the end of the Term of this Agreement, or if Executive’s employment is terminated by Executive for Good Reason following a Change in Control and before the end of the Term, then the Company shall pay to Executive, subject to Executive’s compliance with Section 10(h) of this Agreement, an amount equal to her then current base salary and incentive bonus through the end of Term of the Agreement, paid in the same periodic installments in accordance with the Company’s regular payroll practices, but in no event will the Company pay Executive less than one year of her current base salary and incentive bonus.  At the option of the Compensation Committee and if in compliance with Code Section 409A, amounts payable pursuant to Section 10(c) may be paid in a lump sum.

(d)       If Executive’s employment with the Company is terminated effective prior to the expiration of the Term by reason of Executive’s death or Disability, the Company shall pay to Executive or her beneficiary or her estate, as the case may be;

(i)         her then-current base salary through the Termination Date;

(ii)        any earned and unpaid annual Incentive Bonus for the fiscal year immediately preceding the Termination Date and any annual Incentive Bonus earned on a prorated basis through the Termination Date, payable after the actual amount of Incentive Bonus is calculated but not later than the date that is 2 ½ months following the last day of the applicable fiscal year;

(iii)       the amount of her then current base salary that Executive would have received from the Termination Date through the date that is 180 days following such Termination Date; and

(iv)       $92,500.00 with respect to the first year of the Term and $100,000 with respect to the second and third years of the Term.

Any amount payable to Executive pursuant to Section 10(d)(iii) shall be subject to deductions and withholdings and shall be paid to Executive or her estate or beneficiary by the Company in the same periodic installments in accordance with the Company’s regular payroll practices commencing on the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law; provided, however, that at the option of the Compensation Committee and if in compliance with Code Section 409A, amounts payable pursuant to Section 10(d)(iii) may be paid in a lump sum.  Any amount payable to Executive or her estate or beneficiary pursuant to Section 10(d)(ii) shall be paid to Executive or her estate or beneficiary by the Company in the same manner and at the same time that Incentive Bonus payments are made to current Named Executive Officers, but no earlier than the first normal payroll date of the Company following the expiration of all applicable rescission periods provided by law. Any amount payable to Executive or her estate or beneficiary pursuant to Section 10(d)(iv) shall be paid in a lump sum.

(e)        “Cause” hereunder shall mean:

(i)         an act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive at the expense of the Company;

(ii)        unlawful conduct or gross misconduct that is willful and deliberate on Executive’s part and that, in either event, is materially injurious to the Company;

(iii)       the conviction of Executive of a felony;

(iv)       material and deliberate failure of Executive to perform her duties and responsibilities hereunder or to satisfy her obligations as an officer or employee of the Company, which failure has not been cured by Executive within ten days after written notice thereof to Executive from the Company; or

(v)        material breach of any terms and conditions of this Agreement by Executive not caused by the Company, which breach has not been cured by Executive within ten days after written notice thereof to Executive from the Company.

(f)        “Disability” hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of her employment with the Company by reason of her illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 45 days or more during any 360-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.

(g)       In the event of termination of Executive’s employment, the sole obligation of the Company hereunder shall be its obligation to make the payments called for by Sections 10(a), 10(b), 10(c) or 10(d) hereof, as the case may be, and the Company shall have no other obligation to Executive or to her beneficiary or her estate, except as otherwise provided by law.

(h)       Notwithstanding any other provision hereof, the Company shall not be obligated to make any payments under Section 10(b)(ii), (iii) or (iv) or 10(c) of this

Agreement unless Executive has signed a full release of claims against the Company, in a form and scope to be prescribed by the Board, all applicable consideration periods and rescission periods provided by law shall have expired, and Executive is in strict compliance with the terms of this Agreement as of the dates of the payments.  Executive must execute and deliver such release to the Company no later than the date specified by the Company and in no event later than 50 days following Executive’s Termination Date, and the release will be delivered by the Company to Executive at least 21 days (45 days where Executive is required to be given 45 days to review and consider the release) before the deadline set for its return.  For purposes of this Agreement and the determination of the date on which payments or benefits will commence, the applicable rescission period of a release shall be deemed to expire on the 60th day following Executive’s termination of employment unless payment may be made based on an earlier rescission expiration date in compliance with Code Section 409A.

11.       Return of Property. Upon termination of Executive’s employment with the Company, Executive shall deliver promptly to the Company all records, files, manuals, books, forms, documents, letters, memoranda, data, customer lists, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, and copies thereof, that are the property of the Company, or that relate in any way to the business, products, services, personnel, customers, prospective customers, suppliers, practices, or techniques of the Company, and all other property of the Company (such as, for example, computers, pagers, credit cards, and keys), whether or not containing Confidential Information, that are in Executive’s possession or under Executive’s control.

12.       Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by her of the provisions of Sections 6, 7, 8, and 11 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

13.       Miscellaneous.

(a)        Governing Law. This Agreement shall be governed by, subject to, and construed in accordance with the laws of the Commonwealth of Kentucky without regard to conflict of law principles. Any action relating to this Agreement shall only be brought in a court of competent jurisdiction in the Commonwealth of Kentucky, and the parties consent to the jurisdiction, venue and convenience of such courts.

(b)        Jurisdiction and Law. Executive and the Company consent to jurisdiction of the courts of the Commonwealth of Kentucky and/or the federal district courts, Western District of Kentucky, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Kentucky and hereby waives any defense of lack of personal jurisdiction or forum non conveniens. Venue, for the purpose of all such suits, shall be in Jefferson County, Commonwealth of Kentucky.

(c)        Entire Agreement. Except for any written stock option or stock award agreement and related agreements between Executive and the Company, this Agreement contains the entire agreement of the parties relating to Executive’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, including without limitation the Existing Employment Agreement, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.  As of the Effective Date, the Existing Employment Agreement shall terminate and be of no further force or effect; provided, however, any obligations of Executive or the Company arising under the Existing Employment Agreement prior to the Effective Date shall survive such termination.

(d)        No Violation of Other Agreements. Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement, (ii) Executive’s employment with the Company, nor (iii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

(e)        Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(f)        No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(g)        Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement (i) to any entity with which the Company may merge or consolidate, or (ii) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets. Upon Executive’s written request, the Company will seek to have any Successor by agreement assent to the fulfillment by the Company of its obligations under this Agreement. After any assignment by the Company pursuant to this Section 13(g), the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 13.

(h)        Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(i)         Severability. Subject to Section 7(f) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(j)         Survival. The terms and conditions set forth in Sections 4(g), 5, 6, 7, 8, 9, 10, 11, 12, and 13 of this Agreement, and any other provision that continues by its terms, shall survive expiration of the Term or termination of Executive’s employment for any reason.

(k)        Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(l)         Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company's principal place of business, and if to Executive, at her home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

(m)       Six Month Delay.  Notwithstanding anything herein to the contrary, if Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) (or any successor thereto) on her Termination Date, any payments hereunder that are triggered by termination of employment and which are not exempt as separation pay under Treasury Regulation Section 1.409A-1(b)(9) or as short-term deferral pay, shall not begin to be paid until six months after her  Termination Date, and at that time, Executive will receive in one lump sum payment of all the payments that would have otherwise been paid to Executive during the first six months following Executive's Termination Date.  The Company shall determine, consistent with any guidance issued under Code Section 409A, the portion of payments that are required to be delayed, if any.

(n)        409A Compliance.  Executive and the Company agree and confirm that this Employment Agreement is intended by both parties to provide for compensation that is exempt from Code Section 409A as separation pay (up to the Code Section 409A limit) or as a short-term deferral, and to be compliant with Code Section 409A with respect to additional severance compensation and bonus compensation. This Agreement shall be interpreted, construed, and administered in accordance with this agreed intent, provided that the Company does not promise or warrant any tax treatment of compensation hereunder.  Executive is responsible for obtaining advice regarding all questions to federal, state, or local income, estate, payroll, or other tax consequences arising from participation herein.  This Agreement shall not be amended or terminated in a manner that would accelerate or delay payment of severance pay or bonus pay except as permitted under Treasury Regulations under Code Section 409A.

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on this 26th day of December,  2017.

TEXAS ROADHOUSE MANAGEMENT CORP.

By:	/s/ Scott Colosi
Printed Name:	Scott Colosi
Title:	President

CELIA CATLETT

/s/ Celia Catlett